LVL
                           Garden Botanika CyberStore
                               Letter of Interest

This Letter of Interest between LVL Communications, Inc. ("LVL") and Garden Botanika ("GBOT") summarizes their mutual interest in forming a joint venture and/or creating a licensing agreement to develop and operate a retail website under the GBOT name dedicated to selling GBOT and compatible products to consumers over the Internet. This Letter of Interest is strictly preliminary and is intended primarily to establish a basis for future definitive discussions. This Letter of Interest is non-binding on either party.

BUSINESS PURPOSE: To develop and operate an Internet website ("CyberStore") dedicated to exclusively selling GBOT and compatible products to retail customer for profit.

ENTERPRISE STRUCTURE: A U.S. corporation or limited liability company (the "CyberStore Enterprise") funded through equity and debt supplied by LVL or its investors. LVL will be the operating partner responsible for CyberStore development, operation and expansion, with sole responsibility for financing website development and operating losses ($2 million budgeted). GBOT will make available the full GBOT branded product line to the CyberStore Enterprise and will be responsible for product inventory and order fulfillment.

AUTHORIZATION TO PROCEED WITH A FEASIBILITY STUDY: By signing this Letter of Interest, GBOT authorizes LVL Communications to begin a Feasibility Study at LVL's expense to analyze GBOT's current infrastructure and business processes as a basis for forming a CyberStore Enterprise dedicated to GBOT products. The intent of this study is to create a business case for managing and maintaining GBOT's online commerce in an outsource model. This study does not obligate GBOT to move forward on the formation of a CyberStore Enterprise, but is intended to provide a framework for future discussions.

PARTNERSHIP WITH ORACLE:
Oracle has entered into a tentative agreement with LVL to provide services and products required to implement the technical back-end development of these CyberStores. Oracle has agreed to partner with LVL in developing the initial Feasibility Study required as the first part of building an on-line retail presence.

The Letter of Interest is only an expression of mutual intent in negotiating a Definitive Agreement regarding the formation of the CyberStore Enterprise along the lines described above. Neither party is obligated to move forward in this proposed relationship, all terms and conditions are subject to modification and may change substantially in the Definitive Agreement (if any).



LVL Communications:                     Garden Botanika:

/S/ Calbert Lai                         /S/ Arlee Jensen
Calbert Lai                             Arlee Jensen
Chairman & CEO                          Senior Vice President, Merchandising and
                                        Marketing